UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 4)

                          Collins & Aikman Corporation

                                (Name of Issuer)

                     Common Stock, par value $.01 per share

                         (Title of Class of Securities)

                                   194830 10 5

                                 (CUSIP Number)

                              Stephen V. O'Connell
                       Wasserstein Management Partners, LP
                           1301 Avenue of the Americas
                            New York, New York 10019
                            Tel. No.: (212) 702-5689

                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                  July 16, 2003

             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box. [_]

CUSIP NO. 194830 10 5             SCHEDULE 13D                      Page 2 of 11

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Wasserstein/C&A Holdings, L.L.C.
                  13-3805480
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS

                  N/A
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
                                7.      SOLE VOTING POWER

                                                N/A
        NUMBER OF               ------------------------------------------------
        SHARES                  8.      SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY                                N/A
        EACH                    ------------------------------------------------
        REPORTING               9.      SOLE DISPOSITIVE POWER
        PERSON
        WITH                                    N/A
                                ------------------------------------------------
                                10.     SHARED DISPOSITIVE POWER

                                                N/A
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  N/A
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 N/A
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

                 OO
--------------------------------------------------------------------------------

CUSIP NO. 194830 10 5             SCHEDULE 13D                      Page 3 of 11

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Wasserstein Perella Partners, L.P.
                  13-3495748
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS

                  N/A
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
                                7.      SOLE VOTING POWER

                                                N/A
        NUMBER OF               ------------------------------------------------
        SHARES                  8.      SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY                                N/A
        EACH                    ------------------------------------------------
        REPORTING               9.      SOLE DISPOSITIVE POWER
        PERSON
        WITH                                    N/A
                                ------------------------------------------------
                                10.     SHARED DISPOSITIVE POWER

                                                N/A
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  N/A
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 N/A
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

                 PN
--------------------------------------------------------------------------------

CUSIP NO. 194830 10 5             SCHEDULE 13D                      Page 4 of 11

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Wasserstein Management Partners, LP
                   13-4149909
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS

                  N/A
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
                                7.      SOLE VOTING POWER

                                                N/A
        NUMBER OF               ------------------------------------------------
        SHARES                  8.      SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY                                N/A
        EACH                    ------------------------------------------------
        REPORTING               9.      SOLE DISPOSITIVE POWER
        PERSON
        WITH                                    N/A
                                ------------------------------------------------
                                10.     SHARED DISPOSITIVE POWER

                                                N/A
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  N/A
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 N/A
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

                 PN
--------------------------------------------------------------------------------

CUSIP NO. 194830 10 5             SCHEDULE 13D                      Page 5 of 11

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Cypress Management Partners, LLC
                   13-4149895
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS

                  N/A
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
                                7.      SOLE VOTING POWER

                                                N/A
        NUMBER OF               ------------------------------------------------
        SHARES                  8.      SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY                                N/A
        EACH                    ------------------------------------------------
        REPORTING               9.      SOLE DISPOSITIVE POWER
        PERSON
        WITH                                    N/A
                                ------------------------------------------------
                                10.     SHARED DISPOSITIVE POWER

                                                N/A
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  N/A
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 N/A
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

                 OO
--------------------------------------------------------------------------------

CUSIP NO. 194830 10 5             SCHEDULE 13D                      Page 6 of 11

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Cypress Capital Assets, LP
                   13-4149894
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS

                  N/A
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
                                7.      SOLE VOTING POWER

                                                N/A
        NUMBER OF               ------------------------------------------------
        SHARES                  8.      SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY                                N/A
        EACH                    ------------------------------------------------
        REPORTING               9.      SOLE DISPOSITIVE POWER
        PERSON
        WITH                                    N/A
                                ------------------------------------------------
                                10.     SHARED DISPOSITIVE POWER

                                                N/A
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  N/A
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 N/A
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

                 PN
--------------------------------------------------------------------------------

CUSIP NO. 194830 10 5             SCHEDULE 13D                      Page 7 of 11

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Cypress Capital Advisors, LLC
                   13-4148965
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS

                  N/A
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
                                7.      SOLE VOTING POWER

                                                N/A
        NUMBER OF               ------------------------------------------------
        SHARES                  8.      SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY                                N/A
        EACH                    ------------------------------------------------
        REPORTING               9.      SOLE DISPOSITIVE POWER
        PERSON
        WITH                                    N/A
                                ------------------------------------------------
                                10.     SHARED DISPOSITIVE POWER

                                                N/A
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  N/A
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 N/A
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

                 OO
--------------------------------------------------------------------------------

CUSIP NO. 194830 10 5             SCHEDULE 13D                      Page 8 of 11

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Bruce Wasserstein

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS

                  N/A
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION


--------------------------------------------------------------------------------
                                7.      SOLE VOTING POWER

                                                N/A
        NUMBER OF               ------------------------------------------------
        SHARES                  8.      SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY                                N/A
        EACH                    ------------------------------------------------
        REPORTING               9.      SOLE DISPOSITIVE POWER
        PERSON
        WITH                                    N/A
                                ------------------------------------------------
                                10.     SHARED DISPOSITIVE POWER

                                                N/A
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  N/A
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 N/A
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

                 IN
--------------------------------------------------------------------------------

CUSIP NO. 194830 10 5           SCHEDULE 13D                       Page  9 OF 15


                  Exit Filing -- This Statement on Schedule 13D relates to the shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of Collins & Aikman Corporation (the "Issuer") and amends, with respect to the Reporting Persons (as hereinafter defined), the Schedule 13D filed on July 26, 1994 and amended and restated by Amendment 1 ("Amendment 1") to the
Schedule 13D filed on January 25, 2001 by Blackstone Capital Partners L.P. ("BCP"), Blackstone Management Associates L.P. ("BMA"), Wasserstein/C&A Holdings, L.L.C. ("WC&A"), Wasserstein Perella Partners, L.P. ("WPP"), Wasserstein Management Partners, LP ("WMP"), Cypress Management Partners, LLC ("CMP"), Cypress Capital Assets, LP ("CCA"), Cypress Capital Advisors, LLC ("CCAD") and Bruce Wasserstein ("BW", together with WC&A, WPP, WMP, CMP, CCA, CCAD, BCP and BMA, the "Prior Reporting Persons"), as further amended by Amendment 2 ("Amendment 2") to the Schedule 13D filed on February 26, 2001 by the Prior Reporting Persons and further amended by Amendment 3 ("Amendment 3") to the Schedule 13D filed on March 15, 2002 by WC&A, WPP, WMP, CMP, CCA, CCAD, BCP and BMA (such Statements on Schedule 13D as so amended and restated and further amended, the "Prior Schedule 13D"). Capitalized terms used herein without definition have meanings ascribed to such terms in Amendment 3.

ITEM 4   PURPOSE OF TRANSACTION.

                  On July 16, 2003, 3,642,683 shares of Common Stock in the Issuer held directly by WC&A were distributed to partners of WPP, pro-rata to their respective interests in WPP.

ITEM 5   INTEREST IN SECURITIES OF THE ISSUER.

                  (e) On July 16, 2003, as a result of the transaction described in item 4 above, each Reporting Person ceased to be the beneficial owner of more than 5% of the Shares of Common Stock outstanding and, accordingly, this is an exit filing.

ITEM 7   MATERIAL TO BE FILED AS EXHIBITS

                  Exhibit 24.1       Bruce Wasserstein Power of Attorney

CUSIP NO. 194830 10 5             SCHEDULE 13D                     Page 10 of 11


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 17, 2003.

                                    WASSERSTEIN/C&A HOLDINGS, L.L.C.


                                    By: /s/ Stephen V. O'Connell
                                        ----------------------------------------
                                        Name:   Stephen V. O'Connell
                                        Title:  President


                                    WASSERSTEIN PERELLA PARTNERS, L.P.


                                    By:   Wasserstein Management Partners, LP,
                                          its General Partner


                                          By: /s/ Ellis B. Jones
                                              ----------------------------------
                                              Name:  Ellis B. Jones
                                              Title: President


                                    WASSERSTEIN MANAGEMENT PARTNERS, LP


                                    By: /s/ Ellis B. Jones
                                        ----------------------------------------
                                        Name:   Ellis B. Jones
                                        Title:  President


                                    CYPRESS MANAGEMENT PARTNERS, LLC


                                    By: /s/ Ellis B. Jones
                                        ----------------------------------------
                                        Name:   Ellis B. Jones
                                        Title:  President

CUSIP NO. 194830 10 5             SCHEDULE 13D                     Page 11 of 11


                                    CYPRESS CAPITAL ASSETS, LP

                                    By:   Cypress Capital Advisors, LLC,
                                          its General Partner


                                          By: /s/Ellis B. Jones
                                              ----------------------------------
                                              Name:   Ellis P. Jones
                                              Title:  President


                                    CYPRESS CAPITAL ADVISORS, LLC


                                    By: /s/ Ellis B. Jones
                                        ----------------------------------------
                                        Name:   Ellis B. Jones
                                        Title:  President


                                    Bruce Wasserstein

                                    /s/ Ellis B. Jones
                                    --------------------------------------------
                                    Ellis B. Jones, Attorney in fact